UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2023

Streamline Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28132	31-1455414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Old Milton Pkwy., Box 1353

Alpharetta, GA 30009

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 997-8732

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	STRM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Increase for Chief Executive Officer

On December 1, 2023, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved an increase to the annual base salary of Benjamin L. Stilwill from $280,000 to $350,000, effective December 4, 2023, in connection Mr. Stilwill’s recent appointment as Chief Executive Officer of the Company.

Employment Agreement with Interim Chief Financial Officer

As previously reported on the Company’s Current Report on Form 8-K filed on October 16, 2023, the Company appointed Bryant “B.J.” Reeves as Interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of the Company, effective October 13, 2023. In connection with his appointment, the Company and Mr. Reeves entered into an employment agreement (the “Employment Agreement”), effective December 4, 2023.

The term of the Employment Agreement is one (1) year, commencing December 4, 2023, and renews automatically for subsequent twelve (12)-month periods, unless Mr. Reeves or the Company provides written notice at least sixty (60) calendar days prior to the end of the applicable year to the other of his or its intention to not renew the employment. Mr. Reeves is entitled to an annual base salary of $185,000 and is eligible for an annual incentive bonus (at target equal to twenty-five percent (25%) of his annual base salary), based on individual and Company performance. Mr. Reeves is also eligible to receive the standard employee benefits made available by the Company to its employees generally. Mr. Reeves was also granted a restricted stock award of 50,000 shares under the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan following the execution of the Employment Agreement. The shares of restricted stock vest in three (3) equal annual installments, subject to the continued employment of Mr. Reeves on each vesting date. The Employment Agreement contains customary confidentiality provisions and non-competition covenants.

If the Employment Agreement is terminated by the Company for death, Continued Disability, or Good Cause (each as defined in the Employment Agreement), or if the Employment Agreement is not renewed by the Company or Mr. Reeves, Mr. Reeves will generally be entitled to (1) accrued but unpaid salary through his termination date; (2) reimbursement of expenses incurred prior to his termination date; and (3) any vested benefits earned by Mr. Reeves prior to his termination date (collectively, the “Accrued Obligations”). If the Employment Agreement is terminated by the Company for reasons other than death, Continued Disability, or Good Cause, or if Mr. Reeves terminates employment for Good Reason (as defined in the Employment Agreement), Mr. Reeves will be entitled to the Accrued Obligations as well as post-termination severance benefits consisting of: (i) six (6) months base salary; (ii) a prorated portion of his annual bonus; and (iii) an amount equal to six (6) times the monthly rate of the Company’s subsidy for coverage in its medical, dental and vision plans for active employees.

In the event of a Change in Control (as defined in the Employment Agreement) of the Company during the term of the Employment Agreement, all stock options, restricted stock, and all other equity awards (if any) granted to Mr. Reeves that are outstanding immediately prior to the Change in Control shall immediately vest in full as of the date of the Change in Control, subject to Mr. Reeves’ continued employment with the Company through the date of such Change in Control.

The foregoing description of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment Agreement, dated December 4, 2023, by and between the Company and Bryant James Reeves
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAMLINE HEALTH SOLUTIONS, INC.

Date: December 7, 2023	By:	/s/ Wyche T. “Tee” Green, III
Wyche T. “Tee” Green, III
Executive Chairman